Exhibit 5.1

Dinner Martin Attorneys One Capital Place | 3rd Floor P.O. Box 10190 Grand Cayman | KY1-1002 Cayman Islands dentons.com

Reebonz Holding Limited PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

Our ref: 1716-0002

15 March, 2019

Dear Sir or Madam,

REEBONZ HOLDING LIMITED

We have acted as Cayman Islands counsel to Reebonz Holding Limited (the “Company”) to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (including its exhibits, the “Registration Statement”) in connection with listing of ordinary shares of the Company having an aggregate value of up to US$23,000,000 with each share having a par value of US$0.0008 (the “Ordinary Shares”).

For the purposes of giving this opinion, we have examined and relied upon the originals, or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.       The Company is duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands.

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REEBONZ HOLDING LIMITED March 15, 2019 Page 2	dentons.com

2.       Based solely on our review of the Company Records as defined in Schedule 1, the authorised share capital of the Company is US$20,500 divided into 25,000,000 ordinary shares of a par value of US$0.0008 each and 5,000,000 preference shares of a par value of US$0.0001 each.

3.       The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement will be authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity and the benefit of the holders of Ordinary Shares in relation to the Registration Statement and may not be relied upon by any other person without our prior written consent.

Yours faithfully,

/s/ Dinner Martin Attorneys

DINNER MARTIN ATTORNEYS

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.       The certificate of incorporation dated 27 July 2018, the memorandum and articles of association of the Company as registered or adopted on 27 July 2018 (the “Memorandum and Articles”);

2.        The register of directors of the Company provided by its registered office (the “Register of Directors”);

3.       The first amended and restated memorandum and articles of association of the Company to be adopted by special resolution adopted by special resolution passed with effect on 19 December 2018 (the “ First Amended and Restated Memorandum and Articles”);

4.       The second amended and restated memorandum and articles of association of the Company to be adopted by special resolution adopted by special resolution passed with effect on 19 February 2019 (the “Second Amended and Restated Memorandum and Articles”) (together with the Memorandum and Articles, the Register of Directors and the First Amended and Restated Memorandum and Articles collectively referred to as the "Company Records").

5.       A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

6.       Resolutions passed at an Extraordinary General Meeting of the members of the Company held on 19 February, 2019 (the “EGM Resolutions”).

7.       The unanimous written resolutions of the Board of Directors of the company dated 4 March, 2019 (the “Board Resolutions”).

8.        The Registration Statement.

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SCHEDULE 2

ASSUMPTIONS

1.       Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.       All signatures, initials and seals are genuine.

3.       The Memorandum and Articles are the memorandum and articles of association of the Company and are in force at the date hereof.

4.       The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

5.       There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

6.       The EGM Resolutions were duly adopted at a duly convened extraordinary general meeting of the Company and such meeting was held and conducted in accordance with the Memorandum and Articles (as amended).

7.       No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Memorandum and Articles (as amended) as giving rise to the winding up of the Company (if any) has in fact occurred.

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SCHEDULE 3

QUALIFICATIONS

1. To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

2.       Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.